PATRICK MAK & TSE
麥家榮律師行
SOLICITORS
AGENTS FOR TRADEMARKS & PATENTS
Address: Rooms 901-905, 9th Floor, Wing On Centre, 111 Connaught Road Central, Hong Kong
地址: 香港中環干諾道中 111 號永安中心 9 樓 901-905 室
Tel/電話: 852-2850 6336 Fax/傳真: 852-2850 6086

Our Ref. : CF/TT/ZZP/11980/25/ZZP(TYT)(FCH) Date : 1 December 2025

Your Ref. :

To:

Abits Group Inc

C/O Level 24 Lee Garden One,

33 Hysan Avenue Causeway Bay,

Hong Kong SAR

Dear Sirs,

Re: Consent of Patrick Mak & Tse

We have acted as legal counsel to Abits Group Inc. (the "**Company**") with respect to the laws of Hong Kong in connection with the filing by the Company of the registration statement on Form F-3 (Registration No. 333-284387) (including all amendments and supplements thereto, the "**Registration Statement**") with the United States Securities and Exchange Commission (the "**SEC**") in relation to the registration of the securities of the Company as described in the Registration Statement under the United States Securities Act of 1933, as amended.

We hereby consent to the use of the legal opinion on the laws of Hong Kong issued by us in, and the filing thereof as an exhibit to, the Registration Statement, and to the reference to our name in the Registration Statement. We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ Patrick Mak & Tse

Patrick Mak & Tse